Exhibit 99.1

Brian J. Radecki Chief Financial Officer (202) 336-6920 bradecki@costargroup.com	Richard Simonelli Senior Director Investor Relations (202) 346-6394 rsimonelli@costargroup.com

CoStar Group Grows Year-Over-Year Revenue 36% and EBITDA 49%
Company Raises 2014 Guidance

WASHINGTON, DC - July 23, 2014 - CoStar Group, Inc. (NASDAQ: CSGP), the leading provider of commercial real estate information, analytics and online marketplaces, announced today that revenue for the second quarter of 2014 was $147.7 million, an increase of approximately 36% over revenue of $109.0 million for the second quarter of 2013.

EBITDA in the second quarter of 2014 increased to $37.6 million compared to $25.3 million in the second quarter of 2013, which represents an increase of $12.3 million or 49% year-over-year. Adjusted EBITDA (defined below) was $45.3 million in the second quarter of 2014 versus $32.6 million in the second quarter of 2013, which is an increase of 39% year-over-year.

“In the second quarter of 2014, we closed our acquisition of Apartments.com, one of the leading internet apartment marketplaces,” said Andrew C. Florance, Founder and Chief Executive Officer of CoStar Group. “We are ahead of schedule and well on our way towards reaching three key goals with Apartments.com. We have achieved approximately $5.2 million in revenue synergies by converting 2,700 communities from indirect wholesale purchases to direct sales, which drove an overall 15% increase in our average revenue per apartment community. We have achieved approximately $5 million in annualized cost synergies. We also believe we have significantly improved the Apartments.com website which has resulted in a 27% quarter-over-quarter increase in leads generated for our clients. Overall, Apartments.com revenue growth accelerated to 16% year-over-year.

Florance continued, “Our LoopNet marketplace continues to show vibrant growth with 44.2 million profile views in the quarter, up 18% year-over-year. LoopNet revenues for the quarter were $27.5 million growing 6.2% over the prior quarter and LoopNet annual subscription revenue grew 148% year-over-year to $41.3 million in annualized revenue in the second quarter.”

“The core CoStar U.S. product lines showed accelerating sales growth achieving $9.7 million of net new sales of subscription services on annual contracts which is an increase of 17% quarter-over-quarter and 6% year-over-year. Overall company-wide net new sales of subscription services on annual contracts totaled $16 million for the second quarter of 2014,” stated Florance.

Year 2013-2014 Quarterly Results - Unaudited
(in millions, except per share data)
	2013				2014
	Q1	Q2	Q3	Q4	Q1	Q2

Revenues	$104.0	$109.0	$112.3	$115.6	$119.1	$147.7
EBITDA	7.6	25.3	29.8	31.5	27.0	37.6
Net income (loss)	(2.4)	8.3	11.1	12.8	9.7	8.2
Net income (loss) per share - diluted	(0.09)	0.29	0.39	0.45	0.34	0.28
Weighted average outstanding shares - diluted	27.4	28.2	28.3	28.4	28.8	29.5

Adjusted EBITDA	25.7	32.6	37.7	40.8	37.0	45.3
Non-GAAP Net Income	13.0	17.2	20.2	22.2	19.8	23.5
Non-GAAP Net Income per share - diluted	0.47	0.61	0.71	0.78	0.69	0.80

“We raised $529 million in net proceeds in our successful equity offering to invest in the continued growth of the Company and to better position us for potential strategic acquisitions,” added Florance.

As previously disclosed, on April 1, 2014 the Company acquired Apartments.com for approximately $585 million in cash and entered into a credit agreement that provides for a $400 million term loan facility and a $225 million revolving credit facility. The proceeds of the term loan facility and the initial borrowing under the revolving credit facility were used to refinance the existing credit agreement and pay a portion of the consideration related to the Apartments.com acquisition. The Company also issued 3.45 million shares of common stock with net proceeds of $529.4 million and subsequently repaid $150 million that was drawn under the revolving credit facility during the quarter. The entire $225 million undrawn proceeds of the revolving credit facility are available for working capital and other general corporate purposes of the Company.

Net income in the second quarter of 2014 was $8.2 million or $0.28 per diluted share compared to net income of $8.3 million or $0.29 per diluted share in the second quarter of 2013. Net income for the second quarter of 2014 includes acquisition and integration related expenses and purchase amortization expense associated with the Apartments.com acquisition. Non-GAAP net income (defined below) in the second quarter of 2014 was $23.5 million or $0.80 per diluted share, which represents an increase of $6.3 million or 37% year-over-year.

As of June 30, 2014, the Company had approximately $466.5 million in cash, cash equivalents, short-term and long-term investments, which is an increase of $220.9 million since March 31, 2014. Short and long-term debt outstanding totaled approximately $395.0 million as of June 30, 2014.

2014 Outlook

“Based on the continued strength of our core information services and marketplaces as well as early successes in the integration of Apartments.com and related synergies, we are raising our guidance for 2014,” stated Brian J. Radecki, Chief Financial Officer of CoStar Group. For the full year of 2014, the Company expects revenue in the range of approximately $565 million to $571 million, an increase of $3 million at the midpoint of the range compared to the Company’s prior guidance. For the third quarter of 2014, the Company expects revenue in the range of approximately $149 million to $151 million.

The issuance of 3.45 million additional shares of common stock during the second quarter of 2014 associated with the Company’s recent public equity offering results in a change to non-GAAP earnings per share of approximately $0.20 for the full year 2014. The Company now expects non-GAAP net income per diluted share in a range of approximately $3.05 to $3.10 for the full year 2014 based on 30.7 million diluted shares. This represents an increase of approximately $0.17 per diluted share at the midpoint of the range compared to Company’s prior guidance after adjusting for the impact of the additional shares. For the third quarter of 2014, the Company expects non-GAAP net income per diluted share in the range of approximately $0.77 to $0.80 based on 32.2 million diluted shares.

The preceding forward-looking statements reflect CoStar Group’s expectations as of July 23, 2014, including forward-looking non-GAAP financial measures on a consolidated basis. We are not1structuring, settlements or impairments will occur in any given quarter. Given the risk factors, uncertainties and assumptions discussed above, actual results may differ materially. Other than in publicly available statements, the Company does not intend to update its forward-looking statements until its next quarterly results announcement.

Reconciliation of non-GAAP net income, EBITDA, adjusted EBITDA and all of the disclosed non-GAAP financial measures to their GAAP basis results are shown in detail below, along with definitions for those terms.

Non-GAAP Financial Measures

For information regarding the purpose for which management uses the non-GAAP financial measures disclosed in this release and why management believes they provide useful information to investors regarding the Company’s financial condition and results of operations, please refer to the Company’s latest periodic report.

EBITDA is a non-GAAP financial measure that represents GAAP net income attributable to CoStar Group before (i) interest income (expense), (ii) provision for income taxes, and (iii) depreciation and amortization.

Adjusted EBITDA is a non-GAAP financial measure that represents EBITDA before (i) stock-based compensation expense, (ii) acquisition and integration related costs, (iii) restructuring charges and related costs, and (iv) settlements and impairments incurred outside the Company’s normal business operations.

Non-GAAP net income is a non-GAAP financial measure that represents GAAP net income attributable to CoStar Group before (i) purchase amortization and other related costs, (ii) stock-based compensation expense, (iii) acquisition and integration related costs, (iv) purchase accounting adjustments, (v) restructuring charges and related costs, and (vi) settlements and impairments. From this figure, we then subtract an assumed provision for income taxes to arrive at non-GAAP net income. We assume a 38% tax rate in order to approximate our long-term effective corporate tax rate.

Non-GAAP net income per diluted share (also referred to as non-GAAP EPS) is a non-GAAP financial measure that represents non-GAAP net income divided by the number of diluted shares outstanding for the period used in the calculation of GAAP net income per diluted share.

Earnings Conference Call

Management will conduct a conference call at 11:00 AM EDT on Thursday, July 24, 2014 to discuss earnings results for the second quarter of 2014 and the Company’s outlook for 2014. The audio portion of the conference call will be broadcast live over the Internet at http://www.CoStargroup.com/investors.aspx. To join the conference call by telephone, please dial (877) 531-2988 (from the United States and Canada) or (612) 332-0802 (from all other countries) and refer to conference code 331329. An audio recording of the conference call will be available for replay approximately one hour after the call's completion and will remain available for a period of time following the call. To access the recorded conference call, please dial (800) 475-6701 (from the U.S. and Canada) or (320) 365-3844 (from all other countries) using access code 331329. The webcast replay will also be available in the Investors section of CoStar Group's website for a period of time following the call.

CoStar Group, Inc.
Condensed Consolidated Statements of Operations-Unaudited
(in thousands, except per share data)

	For the Three Months		For the Six Months
	Ended June 30,		Ended June 30,
	2014	2013	2014	2013

Revenues	$147,708	$108,999	$266,784	$213,032
Cost of revenues	39,481	32,101	73,124	65,707
Gross margin	108,227	76,898	193,660	147,325

Operating expenses:
Selling and marketing	40,889	23,536	68,634	50,514
Software development	15,143	11,488	27,494	23,590
General and administrative	26,250	22,697	51,147	52,517
Purchase amortization	9,036	3,894	12,335	8,019
	91,318	61,615	159,610	134,640

Income from operations	16,909	15,283	34,050	12,685
Interest and other income	62	83	199	187
Interest and other expense	(3,753)	(1,758)	(5,368)	(3,513)
Income before income taxes	13,218	13,608	28,881	9,359
Income tax expense, net	4,969	5,315	10,892	3,476
Net income	$8,249	$8,293	$17,989	$5,883

Net income per share - basic	$0.28	$0.30	$0.63	$0.21
Net income per share - diluted	$0.28	$0.29	$0.62	$0.21

Weighted average outstanding shares - basic	29,061	27,636	28,667	27,532
Weighted average outstanding shares - diluted	29,486	28,168	29,163	28,032

CoStar Group, Inc.
Reconciliation of Non-GAAP Financial Measures-Unaudited
(in thousands, except per share data)

Reconciliation of Net Income to Non-GAAP Net Income

	For the Three Months		For The Six Months
	Ended June 30,		Ended June 30,
	2014	2013	2014	2013

Net income	$8,249	$8,293	$17,989	$5,883
Income tax expense, net	4,969	5,315	10,892	3,476
Income before income taxes	13,218	13,608	28,881	9,359
Purchase amortization and other related costs	16,916	6,920	23,092	14,072
Stock-based compensation expense	6,380	7,156	14,259	24,482
Acquisition and integration related costs	1,357	133	2,471	638
Restructuring and related costs	—	—	—	271
Settlements and impairments	—	—	1,053	—
Non-GAAP income before income taxes	37,871	27,817	69,756	48,822
Assumed rate for income tax expense, net *	38%	38%	38%	38%
Assumed provision for income tax expense, net	(14,391)	(10,570)	(26,507)	(18,552)
Non-GAAP net income	$23,480	$17,247	$43,249	$30,270

Net income per share - diluted	$0.28	$0.29	$0.62	$0.21
Non-GAAP net income per share - diluted	$0.80	$0.61	$1.48	$1.08

Weighted average outstanding shares - diluted	29,486	28,168	29,163	28,032

* A 38% tax rate is assumed in order to approximate the Company's long-term effective corporate tax rate.

Reconciliation of Net Income to EBITDA and Adjusted EBITDA

	For the Three Months		For The Six Months
	Ended June 30,		Ended June 30,
	2014	2013	2014	2013

Net income	$8,249	$8,293	$17,989	$5,883
Purchase amortization in cost of revenues	7,880	3,026	10,757	6,053
Purchase amortization in operating expenses	9,036	3,894	12,335	8,019
Depreciation and other amortization	3,754	3,129	7,429	6,143
Interest income	(62)	(83)	(199)	(187)
Interest expense	3,753	1,758	5,368	3,513
Income tax expense, net	4,969	5,315	10,892	3,476
EBITDA	$37,579	$25,332	$64,571	$32,900
Stock-based compensation expense	6,380	7,156	14,259	24,482
Acquisition and integration related costs	1,357	133	2,471	638
Restructuring and related costs	—	—	—	271
Settlements and impairments	—	—	1,053	—
Adjusted EBITDA	$45,316	$32,621	$82,354	$58,291

CoStar Group, Inc.
Condensed Consolidated Balance Sheets - Unaudited
(in thousands)

	June 30,	December 31,
	2014	2013
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$444,857	$255,953
Accounts receivable, net	39,661	20,761
Deferred and other income taxes, net	32,436	22,506
Prepaid and other current assets	10,698	6,597
Debt issuance costs, net	3,362	2,649
Total current assets	531,014	308,466

Long-term investments	21,639	21,990
Property and equipment, net	64,640	57,719
Goodwill	1,141,187	718,587
Intangible and other assets, net	274,200	144,472
Deposits and other assets	2,120	1,855
Debt issuance costs, net	11,594	3,893
Total assets	$2,046,394	$1,256,982

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable and accrued expenses	$59,843	$53,128
Current portion of long-term debt	20,000	24,063
Deferred revenue	37,443	34,362
Total current liabilities	117,286	111,553

Long-term debt, less current portion	375,000	129,062
Deferred gain on sale of building	25,024	26,286
Deferred rent	24,877	22,828
Deferred income taxes, net	28,116	34,582
Income taxes payable	4,850	4,809

Stockholders' equity	1,471,241	927,862
Total liabilities and stockholders' equity	$2,046,394	$1,256,982

CoStar Group, Inc.
Results of Segments-Unaudited
(in thousands)

	For the Three Months		For the Six Months
	Ended June 30,		Ended June 30,
	2014	2013	2014	2013
Revenues
North America	$141,849	$104,236	$255,175	$203,532
International
External customers	5,859	4,763	11,609	9,500
Intersegment revenue *	36	30	36	146
Total international revenue	5,895	4,793	11,645	9,646
Intersegment eliminations	(36)	(30)	(36)	(146)
Total revenues	$147,708	$108,999	$266,784	$213,032

EBITDA
North America**	$37,090	$26,468	$63,458	$35,754
International ***	489	(1,136)	1,113	(2,854)
Total EBITDA	$37,579	$25,332	$64,571	$32,900

*Intersegment revenue recorded during 2014 was attributable to services performed for the Company’s wholly owned subsidiary, CoStar Portfolio Strategy (formerly known as Property and Portfolio Research (“PPR”)) by Grecam S.A.S. (“Grecam”), a wholly owned subsidiary of CoStar Limited, the Company's wholly owned U.K. holding company. Intersegment revenue recorded during 2013 was attributable to services performed for the Company’s wholly owned subsidiary, CoStar Portfolio Strategy by Property and Portfolio Research Ltd., a wholly owned subsidiary of CoStar Portfolio Strategy. Intersegment revenue is recorded at an amount the Company believes approximates fair value. North America EBITDA includes a corresponding cost for the services performed by Grecam and Property and Portfolio Research Ltd. for CoStar Portfolio Strategy.

**North America EBITDA includes an allocation of approximately $300,000 for each of the three months ended June 30, 2014 and 2013. North America EBITDA includes an allocation of approximately $700,000 and $300,000 for the six months ended June 30, 2014 and 2013, respectively. This allocation represents costs incurred for International employees involved in development activities of the Company's North America operating segment.

***International EBITDA includes a corporate allocation of approximately $0 and $100,000 for the three months ended June 30, 2014 and 2013, respectively. International EBITDA includes a corporate allocation of approximately $100,000 and $200,000 for the six months ended June 30, 2014 and 2013. This allocation represents costs incurred for North America employees involved in management and expansion activities of the Company's International operating segment.

Reconciliation of Non-GAAP Financial Measures with 2013-2014 Quarterly Results - Unaudited
(in millions, except per share data)

Reconciliation of Net Income (Loss) to Non-GAAP Net Income

	2013				2014
	Q1	Q2	Q3	Q4	Q1	Q2

Net income (loss)	$(2.4)	$8.3	$11.1	$12.8	$9.7	$8.2
Income tax expense (benefit), net	(1.8)	5.3	7.0	7.3	5.9	5.0
Income (loss) before income taxes	(4.2)	13.6	18.1	20.1	15.6	13.2
Purchase amortization and other related costs	7.1	6.9	6.6	6.4	6.2	17.0
Stock-based compensation expense	17.3	7.2	7.8	9.3	7.9	6.3
Acquisition and integration related costs	0.5	0.1	—	—	1.1	1.4
Restructuring and related costs	0.3	—	0.1	—	—	—
Settlements and impairments	—	—	—	—	1.0	—
Non-GAAP income before income taxes	21.0	27.8	32.6	35.8	31.8	37.9
Assumed rate for income tax expense, net *	38%	38%	38%	38%	38%	38%
Assumed provision for income tax expense, net	(8.0)	(10.6)	(12.4)	(13.6)	(12.0)	(14.4)
Non-GAAP net income	$13.0	$17.2	$20.2	$22.2	$19.8	$23.5

Non-GAAP net income per share - diluted	$0.47	$0.61	$0.71	$0.78	$0.69	$0.80

Weighted average outstanding shares - diluted**	27.9	28.2	28.3	28.4	28.8	29.5

* A 38% tax rate is assumed in order to approximate the Company's long-term effective corporate tax rate.

** For periods with GAAP net losses, the basic weighted-average outstanding shares are used to calculate the GAAP net loss per share as including the effect of the potentially dilutive securities would have an anti-dilutive effect. For periods with Non-GAAP net income, the diluted weighted-average outstanding shares are used to calculate Non-GAAP net income per share in order to reflect the impact of potentially dilutive securities.

Reconciliation of Net Income (Loss) to EBITDA and Adjusted EBITDA

	2013				2014
	Q1	Q2	Q3	Q4	Q1	Q2

Net income (loss)	$(2.4)	$8.3	$11.1	$12.8	$9.7	$8.2
Purchase amortization	7.1	6.9	6.6	6.4	6.2	17.0
Depreciation and other amortization	3.0	3.1	3.4	3.4	3.7	3.7
Interest income	(0.1)	(0.1)	—	(0.1)	(0.1)	(0.1)
Interest expense	1.8	1.8	1.7	1.7	1.6	3.8
Income tax expense (benefit), net	(1.8)	5.3	7.0	7.3	5.9	5.0
EBITDA	$7.6	$25.3	$29.8	$31.5	$27.0	$37.6
Stock-based compensation expense	17.3	7.2	7.8	9.3	7.9	6.3
Acquisition and integration related costs	0.5	0.1	—	—	1.1	1.4
Restructuring and related costs	0.3	—	0.1	—	—	—
Settlements and impairments	—	—	—	—	1.0	—
Adjusted EBITDA	$25.7	$32.6	$37.7	$40.8	$37.0	$45.3

CoStar Group, Inc.
Reconciliation of Forward-Looking Guidance-Unaudited
(in thousands, except per share data)

Reconciliation of Forward-Looking Guidance, Net Income to Non-GAAP Net Income

	Guidance Range		Guidance Range
	For the Three Months		For the Twelve Months
	Ended September 30, 2014		Ended December 31, 2014
	Low	High	Low	High

Net income	$7,000	$9,500	$34,600	$38,700
Income tax expense, net	4,300	5,900	21,200	23,700
Income before income taxes	11,300	15,400	55,800	62,400
Purchase amortization and other related costs	16,200	16,200	54,900	54,900
Stock-based compensation expense	8,000	7,000	31,000	29,000
Acquisition and integration related costs	1,000	500	4,500	3,500
Restructuring and related costs	3,500	2,500	3,500	2,500
Settlements and Impairments	—	—	1,100	1,100
Non-GAAP Income before income taxes	40,000	41,600	150,800	153,400
Assumed rate for income tax expense, net *	38%	38%	38%	38%
Assumed provision for income tax expense, net	(15,200)	(15,808)	(57,304)	(58,292)
Non-GAAP Net Income	$24,800	$25,792	$93,496	$95,108

Net Income per share - diluted	$0.22	$0.30	$1.13	$1.26
Non-GAAP Net Income per share - diluted	$0.77	$0.80	$3.05	$3.10

Weighted average outstanding shares - diluted	32,200	32,200	30,700	30,700

* A 38% tax rate is assumed in order to approximate the Company's long-term effective corporate tax rate.

Reconciliation of Forward-Looking Guidance, Net Income to Adjusted EBITDA

	Guidance Range		Guidance Range
	For the Three Months		For the Twelve Months
	Ended September 30, 2014		Ended December 31, 2014
	Low	High	Low	High
Net income	$7,000	$9,500	$34,600	$38,700
Purchase amortization and other related costs	16,200	16,200	54,900	54,900
Depreciation and other amortization	3,700	3,700	14,900	14,900
Interest and other expense (income), net	3,000	3,000	11,000	11,000
Income tax expense, net	4,300	5,900	21,200	23,700
Stock-based compensation expense	8,000	7,000	31,000	29,000
Acquisition and integration related costs	1,000	500	4,500	3,500
Restructuring and related costs	3,500	2,500	3,500	2,500
Settlements and impairments	—	—	1,100	1,100
Adjusted EBITDA	$46,700	$48,300	$176,700	$179,300

About CoStar Group, Inc.
CoStar Group (NASDAQ: CSGP) is the leading provider of commercial real estate information, analytics and online marketplaces. Founded in 1987, CoStar conducts expansive, ongoing research to produce and maintain the largest and most comprehensive database of commercial real estate information. Our suite of online services enables clients to analyze, interpret and gain unmatched insight on commercial property values, market conditions and current availabilities. Through LoopNet, the Company operates the most heavily trafficked commercial real estate marketplace online with more than 8.7 million registered members. Apartments.com is a premier online apartment resource for renters that matches apartment seekers with great apartment homes and provides property managers and owners a proven platform for marketing their properties. CoStar operates websites with over 16 million unique monthly visitors in aggregate during second quarter of 2014. Headquartered in Washington, DC, CoStar maintains offices throughout the U.S., Canada and Europe with a staff of over 2,300 worldwide, including the industry's largest professional research organization. For more information, visit www.costargroup.com.

This news release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include, but are not limited to, statements about CoStar's financial expectations, the company's plans, objectives, expectations and intentions and other statements including words such as “hope,” "anticipate," "may," "believe," "expect," "intend," "will," "should," "plan," "estimate," "predict," "continue" and "potential" or the negative of these terms or other comparable terminology. Such statements are based upon the current beliefs and expectations of management of CoStar and are subject to significant risks and uncertainties. Actual results may differ materially from the results anticipated in the forward-looking statements. The following factors, among others, could cause or contribute to such differences: the risk that the trends stated or implied by this release cannot be sustained at the current pace, including trends related to sales, earnings, and revenue; the risk that investments in the company do not produce the expected results; the risk that the company is unable to identify, acquire and integrate acquisition candidates; the risk that the company is unable to sustain current growth rates or increase them; the risk that the businesses of Apartments.com and CoStar Group may not be combined successfully or in a timely and cost-efficient manner; the risk that the combination does not result in increased penetration in the multifamily vertical or position the combined company for continued long-term growth; the risk that the combination and integration of Apartments.com will disrupt CoStar Group’s operations or result in the loss of customers or key employees; the risk that revenues for the third quarter of 2014 and full year 2014 will not be as stated in this press release; the risk that net income for the third quarter of 2014 and full year 2014 will not be as stated in this press release; the risk that non-GAAP net income and non-GAAP net income per diluted share for the third quarter of 2014 and full year 2014 will not be as stated in this press release; the risk that Adjusted EBITDA for the third quarter of 2014 and full year 2014 will not be as stated in this press release; and the risk that synergies from the acquisition of Apartments.com will not be as expected, occur within the expected timeframe or drive revenue and earnings growth as expected. Additional factors that could cause results to differ materially from those anticipated in the forward-looking statements can be found in CoStar’s Annual Report on Form 10-K for the year ended December 31, 2013, and Quarterly Report on Form 10-Q for the quarter ended March 31, 2014, each of which is filed with the SEC, including in the “Risk Factors” section of those filings, and the company’s other filings with the SEC available at the SEC’s website (www.sec.gov). CoStar assumes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.